Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL, CORP. ACQUIRES ASSETS OF LIFTKING INDUSTRIES, INC.

WIXOM, MI December 4, 2006 Veri-Tek International, Corp. (“Veri-Tek” or the “Company”) [AMEX: VCC] announced today that it has completed its previously announced acquisition of Liftking Industries, Inc., (“Liftking”) headquartered in Woodridge (Toronto), Ontario. Liftking manufactures a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Liftking has over 6,000 units operating worldwide and more than 170 dealer locations that sell and service Liftking units around the globe.

Liftking’s assets were purchased by a wholly-owned Canadian subsidiary of Veri-Tek (“Manitex Liftking”). The purchase price of $8.0 million (CAD), is subject to working capital adjustments, and was paid in a combination of stock and cash. In addition, VCC Canada assumed certain trade payables and other liabilities of approximately $2.8 million (CAD). The book value of Liftking’s assets as of closing is approximately $10.9 million (CAD). For the trailing twelve months ended July 30, 2006, Liftking generated revenue of approximately $20.5 million (CAD).

Veri-Tek initiated its boom truck and lift platform earlier this year with the acquisition of Manitex, Inc. (“Manitex”). Manitex is a leading provider of engineered lift solutions in North America. Manitex, based in Georgetown, Texas, designs, manufactures and markets a comprehensive line of boom trucks and sign cranes. Manitex is forecasted to have sales of approximately $75 to $77.5 million in 2007. The Liftking acquisition is expected to have an accretive effect on 2007 earnings.

“We are very excited about the addition of Liftking to the Veri-Tek organization,” commented David J. Langevin, Chairman & CEO of Veri-Tek. “We believe that Liftking is a natural addition to the Manitex boom truck and lifting platform.” Mr. Langevin also stated, “We believe that the integration of the Liftking organization will result in procurement efficiencies that provide reduced component costs and other synergies which will have an immediate impact on the profitability to the Veri-Tek group of companies.”

Mark Aldrovandi, who will remain as the President of Manitex Liftking, confirmed his earlier statement that “We are happy to join the Veri-Tek and Manitex family. We believe Liftking has a bright future, and being part of the larger company will only provide us greater opportunity to achieve our growth goals. Manitex and Liftking will be able to integrate customer contacts, distribution and product knowledge to further develop market share and manufacturing efficiencies.”

The VSTH Group, LLC acted as exclusive financial advisor to Liftking. Headquartered in Charlotte, North Carolina, VSTH is a privately held merchant bank providing investment banking services and private equity investment backed by its own capital.

SAFE HARBOR STATEMENT

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. These forward-looking statements include statements relating to the acquisition of Liftking and expected benefits. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Some, but not all of the risks include our ability to successfully integrate the Liftking acquisition; the risk that we may not realize the expected benefits of the Liftking acquisition; as well as other factors, uncertainties, challenges, and risks detailed in Veri-Tek’s public filings with the Securities and Exchange Commission. This release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ABOUT VERI-TEK INTERNATIONAL, CORP.

Founded in 1993, Veri-Tek designs, develops and builds specialty equipment for the automotive and heavy equipment industries utilizing patented and patent pending technology that identifies product defects and production problems early in our customers’ manufacturing process. The Company also provides testing services for automotive driveline products and can manufacture certain products for the automotive industry via proprietary manufacturing methods. Through its Manitex, Inc. subsidiary, Veri-Tek is a leading provider of engineered lifting solutions in North America. Based in Georgetown, Texas, Manitex designs, manufacturers, and markets a comprehensive line of boom trucks and sign cranes. Manitex’s boom trucks and crane products are primarily used for industrial projects, energy exploration and infrastructure development, including, roads, bridges and commercial construction.

For Additional Information Contact:

Michael C. Azar

Veri-Tek International, Corp.

248.220.2001